Exhibit 23.10
PHYSICIAN CLINICAL STUDY CONSENT
I consent to the inclusion in this Registration Statement of Oculus Innovative Sciences, Inc., on Form S-1, of my name and the findings of my physician clinical study or studies or the disclosure of my ongoing study or studies.

/s/ Luca Dalla Paola

Name: Luca Dalla-Paola, M.D.

Dated: August 25, 2006